                                                                    EXHIBIT 99.1

Martha Stewart Living Omnimedia Inc. Announces Programming Hiatus for Martha
              Stewart Living Television Show for 2004-2005 Season


New York, NY, May 18 -- Martha Stewart Living Omnimedia, Inc. (MSO) announced today that Martha Stewart Living Television, the Emmy-award winning daily syndicated service show distributed by King World Productions, will be placed on hiatus for Season 12, the 2004-2005 broadcast season. The company will continue production of Martha Stewart Living Television programming for the remainder of Season 11, which is distributed by King World through September 2004 to approximately 52 percent of U.S. local television markets. In addition, the company will continue production of Petkeeping with Marc Morrone. The company will also accelerate its development of special and new programming, such as Everyday Food.

Consistent with this announcement, the company will also adjust staffing levels within the Television business segment. The company will take a restructuring charge of up to $2 million in the second quarter of 2004.

In making the announcement, Sharon Patrick, President and Chief Executive Officer, said: "In consideration of many factors, we concluded that taking a hiatus in new series production for the 2004-2005 season is the right strategy for the Martha Stewart Living Television show and the long-term interest of our company. We thank King World Productions and our long-standing loyal affiliates for their support and understanding of our decision. We are also pleased at the expressed interest of stations and distributors in returning Martha Stewart Living, when available, to future lineups. That speaks directly to the quality and contribution of our talented professionals. We can't thank them enough."

Martha Stewart, creator, host, and Executive Producer of Martha Stewart Living Television, said: "I am deeply sorry that it has become necessary for the show to go on hiatus until my personal legal situation is resolved. Words cannot convey my appreciation and admiration for the skills and dedication of our talented television employees, for the joy and pride I derive from our work together, and for the immeasurable contributions they have made and will continue to make. I hope to resume our close collaboration just as soon as I am able to do so. I also want to express my gratitude for the continuing support of our millions of dedicated viewers all over the country, and look forward to rewarding their patience and loyalty in the future."

Heidi Diamond, MSO's President of Television, stated: "Despite the current challenges, we are fully focused on developing for our loyal audiences new and special programming that is consistent with our unique "how-to" style and high quality of television. We are grateful to our distributors, affiliates, advertisers, and viewers for their continuing support of Martha Stewart Living Television and our other ongoing television ventures. We could not be prouder of Martha Stewart Living's body of work - 11 seasons of television - which has received a total of 12 Emmy Awards, including Emmys for Outstanding Single Camera Photography and Outstanding Service Show won this past weekend. Our award-winning programming has improved lifestyle in and around homes for so many, creating a new category of television programming."

Martha Stewart Living Omnimedia, Inc. (MSO) is a leading provider of original "how-to" information that turns dreamers into doers, inspiring and engaging consumers with unique content and high-quality products for the home. MSO's creative experts develop content within eight core areas -- Home, Cooking and Entertaining, Gardening, Crafts, Holiday, Keeping, Weddings, and Baby and Kids -- that provide consumers with ideas and products to celebrate their homes and the domestic arts. MSO is organized into four business segments -- Publishing, Television, Merchandising and Internet/Direct Commerce.

This press release contains certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "potential" or "continue" or the negative of these terms or other comparable terminology. The Company's actual results may differ materially from those projected in these statements, and factors that could cause such differences include further adverse reaction to the prolonged and continued negative publicity relating to Martha Stewart by consumers, advertisers and business partners; further adverse reaction by the Company's consumers, advertisers and business partners to the outcome of Ms. Stewart's trial arising from a sale of non-Company stock by Ms. Stewart; a loss of the services of Ms. Stewart; a loss of the services of other key personnel; an adverse resolution to the SEC enforcement proceeding currently underway against Ms. Stewart arising from her personal sale of non-Company stock; adverse resolution of some or all of the Company's ongoing litigation; downturns in national and/or local economies; shifts in our business strategies; a softening of the domestic advertising market; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage or printing costs; operational or financial problems at any of our contractual business partners; the receptivity of consumers to our new product introductions; and changes in government regulations affecting the Company's industries. Certain of these and other factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission, especially under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations", which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. The Company is under no obligation to update any forward- looking statements after the date of this release. CONTACT: Investors - Howard Hochhauser, VP Finance and Investor Relations, +1-212-827-8530, or Media
- Elizabeth Estroff, AVP, Corporate Communications, +1-212-827-8281, both of Martha Stewart Living Omnimedia, Inc.